                                                                 EXHIBIT (d)(10)


                                                                  August 8, 2002


Mr. Steven Fisch
78 Highland Avenue
Newton, Massachusetts 02460

                                 HAND DELIVERED

Dear Steven,

Subject to your continued employment and the attainment of all the profit and loss goals for Q4 2002 and Q1 2003 agreed to by you and IONA at the time of your employment, you will be eligible to receive an additional stock option grant of 50,000 options with an option price established at the then current fair market value. The determination of goal achievement is at the sole discretion of the Board of Directors of IONA Technologies PLC.

Any options granted to you pursuant to the terms of this letter will fully vest if, within the twelve (12) months after a consolidation, merger or sale of all or substantially all of the stock or assets of the Company that results in a change of control of the Company (hereinafter a "Change of Control Event"), (i) the office or position held by you at the time of the Change of Control Event is eliminated or materially reduced or (ii) your employment is involuntarily terminated by IONA other than for cause, as defined in IONA's current standard form of incentive stock option agreement.

Sincerely,




Nancy E. Fleming
Senior Director, Human Resources - Americas


AGREED & ACCEPTED:

SIGNED:        /S/ S. M. FISCH
               -----------------------------


PRINTED NAME:  S. M. FISCH
               -----------------------------